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EXHIBIT 23.1(b)
KPMG LLP



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Sapient Corporation:

We consent to incorporation by reference in the registration statements No. 333-05155, No. 333-07563, No. 333-07565, No. 333-53769, No. 333-53777, No.
333-77031 and No. 333-77033 on Form S-8 and No. 333-32168 and No. 333-32180 on
Form S-3 of Sapient Corporation, of our report dated April 16, 1999, relating to the consolidated balance sheet of Sapient Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Sapient Corporation.




KPMG LLP

Boston, Massachusetts
March 29, 2000